UNITED STATES

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EXTENDED STAY AMERICA, INC.

ESH HOSPITALITY, INC.

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Investor Presentation Sale Transaction Rationale & Context May 2021 Extended Stay America, Inc. ESH Hospitality, Inc.

important information This presentation may be deemed to be solicitation material in respect of the proposed acquisition of Extended Stay America, Inc. and ESH Hospitality, Inc. (together, the “Companies”) by a joint venture of Blackstone Real Estate Partners and Starwood Capital Group. In connection with the proposed transaction, the Companies filed with the Securities and Exchange Commission (“SEC”) on April 26, 2021, a definitive joint proxy statement and accompanying WHITE proxy cards. STOCKHOLDERS OF THE COMPANIES ARE ADVISED TO READ THE DEFINITIVE JOINT PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the definitive joint proxy statement and other relevant documents filed by the Companies with the SEC at the SEC’s Web site at http://www.sec.gov. The definitive joint proxy statement, the WHITE proxy cards and such other documents filed with the SEC may also be obtained for free from the Investor Relations section of the Companies’ web site (https://www.aboutstay.com/investor-relations) or by directing a request to the Companies at ir@esa.com. The Companies and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Companies in connection with the proposed transaction. Information about the Companies’ executive officers and directors and their respective direct and indirect interests in the proposed transaction is set forth in the definitive joint proxy statement with respect to the proposed transaction filed by the Companies with the SEC on April 26, 2021. Stockholders may obtain free copies of these documents as described in the preceding paragraph.

transaction summary & rationale $19.50 per share all-cash transaction provides a compelling value and captures the future upside inherent in our strategic plan Right Timing Right Price Right Process Right Transaction Misleading Claims by Tarsadia Would Destroy Shareholder Value Unique extended stay model drove resilience during pandemic and significant sector outperformance Pre-announcement stock price at multi-year high already factoring in post-pandemic recovery and recent strategic initiatives, providing attractive baseline price for sale transaction 50%+ premium to pre-pandemic share price provides immediate and compelling value to shareholders Implied transaction EBITDA multiple of 15.6x trailing (2020), 13.0x forward (2021E) and 11.0x PF 2019, compared to STAY’s one-year pre-COVID average multiple of 9.1x Boards fully committed to maximizing shareholder value having explored numerous alternatives over multiple years, including OpCo / PropCo and a whole company sale Thorough market review over several years produced only Blackstone and Starwood as interested buyers, with no other buyers emerging since announcement Rigorous negotiations over 2 months resulting in 5 price bumps, overseen by fully engaged and transparent Boards of directors Culmination of thorough, multi-year processes to explore value-enhancing alternatives Supported and endorsed by Management, including the CEO, Bruce Haase Superior to value implied by successful continued execution of business plan on a time and risk-adjusted basis Misleading recollection of key events and misrepresentation of interactions with STAY “White paper” previously shared with the Company pushes clear thesis of ill-conceived OpCo / PropCo structure or levered share repurchases over status quo Focus on luxury and upscale hotel brands and REITs as valuation benchmarks for STAY’s unique assets and business model lacks credibility

Company Highlights

overview of extended stay ïƒ¼ 26+ year operating history ïƒ¼ Only dedicated extended stay owner / operator ïƒ¼ 564 owned hotels and ~62,500 keys ïƒ¼ 88 franchised hotels ïƒ¼ Resilient performance during COVID with 2020 hotel operating margins of 44.5% and RevPAR down only 15% Management’s Strategy to Drive Shareholder Value Commercial Engine Premium Brand Improvements Step-up brand fills gap in competitive Drive ADR through initiatives such as a landscape new website, call center improvements, and relaunched loyalty program Growth of Franchise Business Asset Disposition Strategy Conversions into the ESA portfolio and Asset sales at significantly accretive signing new build contracts as debt multiples for alternative uses markets improve sale transaction was evaluated against a strategic plan reflecting robust growth from strategic initiatives and COVID recovery Management implemented a new strategic plan throughout 2020 and into early 2021, which together with an expected recovery in the broader hospitality sector is expected to drive EBITDA growth to above 2019 levels by 2023E Planned Revenue Initiatives & Renovations are Strong Growth Drivers Same-store RevPAR expected to be 8% and 15% above 2019 levels by 2023E and 2025E, respectively Same-store EBITDA and property EBITDA / key expected to be 5% and 12% above 2019 levels by 2023E and 2025E, respectively Projected same-store revenue growth p.a. of 2.4% for 2019-2025E exceeds 2015-2019 by ~50bps, with EBITDA growth over the same period exceeding by ~140bps Renovations and new initiatives such as the step-up brand launch (Premier Suites) to drive over $60m of incremental run-rate EBITDA growth Execution of plan is dependent on business travel returning to pre-pandemic levels Inflation pressures likely to drive property expense growth and margin pressure 1 Reflects Revenue and Adj. EBITDA for hotels opened as of 01-Jan-2015 but excluding those hotels subsequently sold and four TX hotels under 6 contract to sell (545 hotels total).

significant capital investment required to achieve business plan $1.1bn total estimated minimum capital needed to execute the business plan over the next five years Capex Continues to Represent a Significant Portion of EBITDA Historical and Projected Capex (% of Adjusted EBITDA) Commentary Ongoing maintenance capex of ~$90-120m annually based on prior period levels Renovation capex beginning in 2022 at lower-tier and core hotels on a seven year renovation cycle per hotel of approximately (i) $2,500 per key per lower tier hotel and (ii) $7,500 per key per core hotel For 86 top-tier hotels, planned renovations expenditure of ~$245m in 2021 and 2022 to launch step-up brand, Premier Suites Estimated levels of capex were based on historical maintenance capex, renovation capital necessary to reposition the 86 hotels to the Premier Suites brand, and the early stages of a limited renovation program for the balance of the core portfolio The long-term maintenance capital needs of the portfolio, with an average age of 21 years, are likely to significantly exceed historical averages as certain structural components exceed their useful life –many have not been renovated in over a decade wide range of strategic alternatives evaluated historically and in the context of the pending sale transaction STAY’s Boards have actively and consistently evaluated various strategic alternatives to drive shareholder value over the last 4+ years, forming the foundation for sound judgment in the context of a sale for $19.50 today Strategy Prior Processes & Considerations ï® Execute Management’s Plan under Bruce Haase’s leadership (initiated in 2020, into early 2021) Strategic Planï® Strategic initiatives (e.g., accelerated franchising, launch step-up brand, leverage commercial platform, alternative use asset sales) and renovations have upside potential but require meaningful capital expenditures and bear execution risk Strategic ï® Have evaluated acquisitions of businesses and assets to expand offering and footprint Acquisitionsï® Continually evaluated; no attractive targets identified historically to merit deviating from the Company’s core strategic focus of domestic extended stay hotels ï® Comprehensive process in 2018-2019 to explore this strategy, including in-depth discussions with two potential OpCo buyers ï® Concluded this was not in the best interest of shareholders primarily due to the uncertainties associated with the potential trading value of the standalone REIT (90- OpCo / PropCo 95% of the company’s total EV) and ability to achieve potential sufficient profitability under a new operator ï® Value creation is highly uncertain as it is heavily reliant on a multiple re-rate for both entities while also maintaining similarly successful financial results under the new structure and management ï® 2017-2018 pursued asset sales to accelerate franchising strategy, but ultimately determined retention of franchise agreements was too limiting on asset sale valuesï® Current strategic plan reflects pivot to selected asset divestures as a source of capital rather than an augmentation of franchising strategy as this yields higher valuation Asset Salesï® In the context of the sale to Blackstone and Starwood, the Company carefully considered various scenarios of up to 150 asset sales at a range of multiples (14-18x 2019 property EBITDA, or $1-2bn of gross proceeds over a 3-year period), and weighed against the risks associated with the timing, valuation, and volume of such sales, as well as considering the impact that such an asset base contraction would have on the overall platformï® After considering these merits in the context of a sale transaction, the Company concluded the transaction price reflected appropriate value for the real estate assets ï® Thoroughly explored a sale transaction in 2017-2019 with Blackstone, Starwood and others, ultimately resulting in three bona fide offers from Blackstone, most recently in January 2019 at $18.65 per paired shareï® The universe of potential buyers for the Company is extremely limited, and other than Blackstone and Starwood, no other credible bidder for the Company emerged WholeCo Sale in the past seven years, even with the Company’s public strategic review process in 2019 ï® Material risks associated with broad auction process, including potential leaks and negative impact on employee morale and retention as well as on customersï® No other party has expressed interest in exploring the possibility of a making a superior offer since the announcement of this transaction thorough engagement with the market on actionable value-maximizing transactions over the past 4 years

Nov. 13, 2013: IPO

2013 | 2017 | 2018 | 2019 | 2020 | 2021

1. **July 7, 2017:** Starwood indicates interest at $22-24 / sh. STAY engages financial advisors and approaches other third parties (including BX). Starwood later withdraws after due diligence, indicating they were unable to offer materially above ~$20 / sh. Process terminates

2. **Nov. 10, 2017:** BX submits offer at $19.50 / sh. Negotiations ensue

3. **Dec. 6, 2017:** BX submits revised offer at $20.75 / sh. STAY's Boards reject offer. Discussions terminate

4. **Late July 2018:** STAY hires financial advisor to evaluate strategic alternatives. OpCo / PropCo discussions progress with two parties. Explores WholeCo acquisition with Starwood (uninterested) and BX

5. **July 26, 2018:** During STAY's 2Q18 earnings call, CEO indicates company is evaluating strategic alternatives

6. **Dec. 11, 2018:** BX declines to submit offer, given valuation of <$20 / sh

7. **Jan. 18-22, 2019:** Two parties submit OpCo offers. STAY continues discussion with one party

8. **Jan. 25, 2019:** BX submits offer at $18.65 / sh

9. **Feb. 2019:** STAY's Boards request revised proposal from BX. BX is unable to increase their offer, and discussions terminate

10. **Feb.-May 2019:** STAY goes through multiple rounds of negotiation with potential OpCo buyer but is unable to reach an agreement

11. **Aug. 7, 2019:** STAY announces end of strategic alternatives evaluation

12. **Jun. 1, 2020:** STAY engages GS to explore financial & strategic alternatives

13. **Jan. 19, 2021:** BX outreach

14. **Jan.-Mar. 2021:** STAY negotiates with BX and Starwood over multiple rounds

15. **Mar. 15, 2021:** Transaction announced

Legend: Initial Unsolicited Offers | Public Strategic Review | Current Process

9

extended STAY AMERICA

pending transaction is at an attractive premium and materially superior to prior proposals from Blackstone

The pending transaction is superior on nearly every metric versus prior Blackstone offers dating back to 2017. Blackstone's highest offer of $20.75 reflects an NTM EBITDA of nearly $90m higher than 2019, or ~$4.80 equity value per share at a ~9.5x average trading multiple

	November 2017 $ 19.50	December 2017 $ 20.75	January 2019 $ 18.65	Current Transaction $ 19.50	Delta between January 2019 Offer and Current Transaction
Premium / Discount to:					
Last Close	16.0 %	19.6 %	13.7 %	**15.1 %**	139 bps ▲
52-Week High	(6.6)%	(0.6)%	(17.2)%	**14.9 %**	3,211 bps ▲
30-Day VWAP	2.4 %	16.4 %	15.7 %	**23.3 %**	755 bps ▲
Implied EV / NTM EBITDA	9.5 x	10.3 x	10.9 x	**13.0 x[1]**	1.7 x ▲
Memo: NTM EBITDA ($m)	*$ 644*	*$ 620*	*$ 585*	***$ 462***	*$(123)*
Implied Value / Key ($000s)	$ 89.1	$ 92.6	$ 90.5	**$ 93.0**	$ 2.4 ▲
Owned Hotels[2]	625	625	567	**563**	(4) ▼
Owned Rooms[2]	68,780	68,780	62,748	**62,667**	(81) ▼
Avg. Age of Assets (years)[3]	18.5	18.5	19.6	**21.0**	1.4 ▲

Source: Bloomberg, Capital IQ, IBES estimates | Note: Metrics for Offers use the unaffected dates: for 10-Nov-2017 Offer as of 10-Nov-2017, for 06-Dec-2017 Offer as of 05-Dec-2017, for 25-Jan-2019 Offer as of 24-Jan-2019 and for Current Transaction as of 12-Mar-2021. | [1] Represents 2021E multiple. | [2] Owned hotels for 10-Nov-2017 and 06-Dec-2017 Offers as of Q3 2017, for 25-Jan-2019 Offer as of Q3 2018 and for Current Transaction as of Q4 2020. | [3] Avg. age of assets as of respective Offer and Current Transaction (15-Mar-2021) dates as per Management.

10

extended STAY AMERICA

transaction represents attractive premium relative to precedent REIT sale transactions

The $19.50 per share reflects a significant premium to shareholders across multiple time horizons, including at the high end of precedent REIT transactions



75th+ Percentile
75th+ Percentile
50th+ Percentile
25th+ Percentile
All-Cash REIT Precedents: 15.5 % - 27.6 %
All-Cash REIT Precedents: 16.0 % - 26.0 %
All-Cash REIT Precedents: 13.9 % - 25.2 %
28.4 %
23.3 %
14.9 %
15.1 %
52-Week High
3-Month VWAP
30-Trading Day VWAP
1-Day Unaffected
All-Cash REIT Precedents: (6.7)% - 10.7 %
Current Transaction
25th-75th Percentile, All-Cash REIT Precedent Transactions¹

Source: Public filings, Press releases, Bloomberg, Thomson Reuters, Capital IQ, SNL Financial, FactSet
[1] Reflects 25th-75th percentile range of precedent premia for all-cash U.S. REIT sale transactions from 2013-2020.

11

STAY has outperformed in a forward-looking market Markets have already substantially priced into the stock the achievement of our strategic plan, despite inherent risks. This transaction allows our shareholders to immediately realize the future benefits of our plan at a premium STAY’s More Limited COVID Impact …Has Led to STAY’s Share Price Significantly Outperforming and Therefore Quicker Recovery to Peak… Select Service Lodging REITs Since the Onset of COVID Projected EBITDA Recovery Share Price vs. Pre-COVID 3 110% 100 % At Transaction 94% 88 % Price: 50.9% 81% 70% 71% 43% 31.1% 11% 1 (4.0)% 2019A 2020A 2021E 2022E 2023E 1 Select Service Lodging REITs² Select Service Lodging REITs² Source: Bloomberg, Datastream, Capital IQ, IBES estimates; market data as of 12-Mar-2021 | 1 STAY reflects management projections. | 2 Includes APLE, CLDT, INN, and CPLG. | 3 As of March 12, 2021. Pre-COVID 12

STAY's shares have outperformed since pre-pandemic, even when compared to a broad market cross-section



At Transaction Price: 50.9 %
At transaction price, STAY would be 2nd best performing REIT in the RMZ
Significant outperformance of entire lodging sector
Significant outperformance of broad market indices
Transaction price further reflects outperformance relative to COVID-growth beneficiaries
(7.0)%
(4.0)%
1.9 %
12.3 %
17.8 %
38.4 %
38.5 %
31.1 %
RMZ
Select Service Lodging REITs[1]
Lodging Companies[2]
Dow Jones
S&P 500
"FAANG"[3]
Nasdaq
extended STAY AMERICA
All REITs
Lodging Sector
Broader Market
High Growth Tech

Source: Bloomberg, Capital IQ; market data as of 12-Mar-2021 | Note: Data represents median of comparable sets. Pre-COVID stock price calculated using VWAP from 01-Feb-2020 though 21-Feb-2020 for Select Service Lodging REITs, Lodging Companies, and FAANG stocks and average value for the same period for RMZ, Dow Jones, S&P 500, and Nasdaq. | [1] Select Service Lodging REITs include APLE, CLDT, INN, and CPLG. | [2] Lodging Companies reflect Tarsadia's "comp" set and include APLE, CLDT, DRH, HST, INN, PEB, PK, RHP, RLJ, SHO, XHR, CHH, HLT, MAR, and WH. | [3] FAANG includes FB, GOOGL, AMZN, NFLX, and AAPL.

13

extended STAY AMERICA

implied premium has only expanded since announcement amidst an increasingly more volatile market

Since the announcement on March 15th, lodging stocks have traded down ~9% on average, implying an incremental ~12% premium, or a ~27% premium in aggregate



$ 20.00
$ 19.00
$ 18.00
$ 17.00
$ 16.00
$ 15.00
$ 14.00
$ 13.00
Jan-21
Feb-21
Mar-21
Apr-21
May-21
Current Transaction
$ 19.50
~ 27 % premium
(9.3)%
$ 15.36
March 15: Transaction announced
STAY
Lodging Companies[1]
STAY Extrapolated[2]

Source: Bloomberg; market data as of 19-May-2021
[1] Based on Tarsadia's "comp" set and includes APLE, CLDT, DRH, HST, INN, PEB, PK, RHP, RLJ, SHO, XHR, CHH, HLT, MAR, and WH.
[2] Reflects STAY's share price extrapolated based on undisturbed price of $16.94 as of 12-Mar-2021 and Lodging Companies performance.

14

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despite widespread Q1 earnings outperformance, lodging stocks traded down significantly, suggesting the recovery is already priced in % Change in Share Price During Q1 “Earnings Season”¹ % Change in Share Price 1 Day Post-Earnings “In our view, expectations were high, valuations were elevated (and still are), “In our view, current share prices bake in a near-full recovery across all and investors have been “selling the news” immediately following quarterly demand segments.” results.” Joseph Greff, JPMorgan, May 7, 2021 Michael J. Bellisario, Baird, May 11, 2021 Source: Company filings, Bloomberg, Capital IQ, IBES estimates, Wall Street Research | Note: Analysis reflects Lodging Companies per Tarsadia’s suggested lodging “comp” set. Permission to use quotations neither sought nor obtained. | 1 Reflects period beginning 28-Apr-2021 (last trading day prior to first 1Q 2021 earnings announcement) through 11-May-2021 (first trading day after all 1Q 2021 earnings 15 announcements).

$19.50 transaction price reflects an attractive premium to historical trading levels despite the COVID impact to expected EBITDA 50%+ premium to pre-pandemic pricing, despite 13% decline in NTM EBITDA2 over the same period Source: Bloomberg, Capital IQ, IBES estimates; market data as of 12-Mar-2021 | 1 Reflects VWAP from 01-Feb-2020 through 21-Feb-2020. | 2 Reflects change in NTM EBITDA estimate between 12-Mar-2021 and average between 01-Feb-2020 and 21-Feb-2020.

implied transaction EBITDA multiple represents a significant premium vs. STAY’s historical trading multiples under any measurable timeframe Transaction Multiples NTM 5Y Pre-COVID Avg. NTM 1Y Pre-COVID Avg. Two Years Forward 5Y and 1Y Pre-COVID Avg. Source: Bloomberg, Capital IQ, IBES estimates; market data as of 12-Mar-2021 current transaction values STAY more in-line with Blackstone’s 2007 cycle-peak sale to Lightstone than their acquisitions in 2004 and 2010 Source: Company filings, Apr-2010 bankruptcy examiner report 1 Based on 14.0x multiple per 8-Apr-2010 Bankruptcy Report, $8bn value, and 76,000 keys. | 2 EBITDA / Key and transaction multiple based on actual 2010 EBITDA.

exceeding $19.50 as a standalone company (on a PV basis) would require a significant multiple re-rate to 11.0x+ and seamless execution of a multi-year growth plan Illustrative Future Share Price Based on Mgmt. 2023E On a Present Value Basis, the Pending Transaction EBITDA and a Range of Multiples Requires a ~1.6x Long-Term Multiple Re-Rate to Breakeven Illustrative Future Share Price as of YE 2022 Discounted 2 years Present Value of Future Share Price & back to YE 2020 at Based on One Year Forward (x2023) EBITDA Multiples Projected Dividends illustrative 10% cost Source: Bloomberg, Capital IQ, IBES | Note: Pre-COVID reflects period before 21-Feb-2020.

putting STAY’s trading multiple into context Prior to COVID, STAY’s NTM and NTM+1 EBITDA traded largely in tandem and averaged 9.1-9.5x since 2015. Since COVID, these multiples have decoupled, with STAY’s NTM+1 multiple increasing to 10.4x, indicating headwinds to sustained future multiple expansion to the 11.0x+ required to create superior time-adjusted value than the Current Transaction Source: Bloomberg, Datastream, Capital IQ, IBES estimates; market data as of 12-Mar-2021 | Note: Pre-COVID reflects periods ending 21-Feb-2020.

putting STAY’s relative trading multiple into context STAY Has Perpetually Traded at a Discount to Select …But Normalizing for Its Significantly Higher Capex Burden, Service Lodging REITs Based on EV / EBITDA… STAY Has Actually Traded In-Line to a Premium EV / NTM EBITDA EV / NTM EBITDA—Capex Source: Bloomberg, Capital IQ, IBES estimates | Note: Reflects period from 21-Feb-2015 through 21-Feb-2020. Select Service Lodging REITs include APLE, CLDT, CPLG, and INN.

putting STAY’s relative trading multiple into context (cont.) While More Relevant to STAY Than Other Hotel Companies, STAY’s Discounted Multiple vs. Select Service REITs Has Been Select Service REITs Vary Significantly Across Key Value Drivers Material and Consistent Through Time1 2019 Actual / Average RevPAR $ 52 $ 132 $ 124 $ 106 $ 59 EBITDA Margin 45% 41% 34% 34% 18 % Age of Assets (yrs) 21 n.d. 3 5 18 Value / Key ($000’s) $ 84 $ 233 $ 181 $ 169 $ 43 Enterprise Value ($bn) $ 5.2 $ 1.5 $ 2.1 $ 5.1 $ 1.6 Dividend Yield 6.3% 7.3% 6.0% 7.5% 7.8 % STAY Select Service Lodging REITs RevPAR is a Unique Predictor of EBITDA Multiples Over the Short and Long-Term, Implying Structural Headwinds to Closing the Multiple Gap Source: Company filings, Bloomberg, Capital IQ, IBES estimates | Note: Pre-COVID reflects the periods ending 21-Feb-2020, the last day before the COVID sell-down. | 1 Reflects five-year period ending 21-Feb-2020. Select Service Lodging REITs include APLE, CLDT, CPLG, and INN.

$19.50 transaction price is superior to nearly all analyst price targets and the sellside is supportive

Analyst Recommendations[1]

Broker	Date	Price Target ($)
MACQUARIE	26-Feb-21	$ 21.00
Deutsche Bank	28-Feb-21	$ 20.00
J.P.Morgan	26-Feb-21	$ 19.00
Jefferies	27-Feb-21	$ 19.00
BAIRD	9-Mar-21	$ 19.00
Goldman Sachs	1-Mar-21	$ 19.00
STIFEL	25-Feb-21	$ 17.50
Morgan Stanley	26-Feb-21	$ 16.00
BANK OF AMERICA	3-Mar-21	$ 16.00
citibank	25-Feb-21	$ 15.50
Average		**$ 18.20**

"**A deal that is voted down is a lose-lose-lose** for shareholders, STAY board/management, and BX-SCG; all else equal, we believe STAY shares would trade back to the mid-$16 range."

Baird, April 13, 2021

"Overall, Blackstone and Starwood appear to be **paying a fair price** for Extended Stay's real estate portfolio, with potential upside tied to being able to accelerate the growth of the company's nascent franchise business."

Green Street Advisors, March 15, 2021

"We believe **management did the right thing** for shareholders by selling the company."

Stifel, March 15, 2021

"Given the strong operating metrics of the business and the potential for continuing outperformance through 2022 led by accelerating net unit growth and strong demand trends, **we consider the bid approximately fair**."

Jefferies, March 15, 2021

Source: Wall Street Research | Note: Permission to use quotations neither sought nor obtained.
[1] As of 12-Mar-2021.

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extended STAY AMERICA

now is an attractive time to transact The proposed transaction at $19.50 per share reflects upside to the more-than-full recovery STAY’s share price has already experienced. At a 50+% premium to its pre-COVID share price, the transaction is fair and provides shareholders with an immediate and certain cash premium STAY demonstrated significant outperformance during COVID, justifying the attractiveness of its unique business model STAY’s financial projections reflect strong growth but also require significant capital spend compared to historical levels and comes with meaningful execution and market risk The transaction represents an attractive premium to STAY’s long term trading multiple, historical share price, and recent trading—the latter of which reflects robust expectations about the sector’s post-COVID recovery, which have started to fade since the transaction announcement amidst increased market volatility despite lodging companies widely outperforming expectations in Q1 2021 Achievement of the business plan, which management and the Boards believe is priced into the transaction already, requires a normalization of business travel, among other things, to pre-pandemic levels Industry experts recognize this transaction is in the best interests of all STAY shareholders

STAY’s Boards have highly independent and qualified members P Independent Director since 2014 P Independent Director since 2020 P Independent Director since 2013 Extended Stay America Board Member ESH Hospitality Board Member

transaction is the result of a thorough, rigorous, and thoughtful process Thorou and Thoughtful Process Conducted by Our Qualified and Engaged Boards The Stren f Our Process is Evident in Significant Engagement Amongst the Full Group of Directors on Both Boards STAY has highly independent and qualified boards STAY’s Boards have always been committed to maximizing shareholder value and have regularly reviewed numerous strategic alternatives Retained Goldman Sachs as independent financial advisor and Fried Frank as independent legal advisor From initial unsolicited outreach, the Boards ran a rigorous process and the transaction price is the culmination of multiple rounds of negotiation Current transaction is materially superior to prior offers from Blackstone From the unsolicited initial outreach to final offer, the Boards were able to negotiate an increase in price of ~15% through five price raises Nine directors, including the CEO, are strongly supportive of the transaction after fully exploring the arguments of the two dissenting directors CEO and remainder of senior management will not realize unusually large change of control payments as a result of the transaction and have no clarity or certainty of future roles at Company

$19.50 transaction price was the “best and final” result after five offer price increases following a rigorous 2-month negotiation Source: Bloomberg, Capital IQ, IBES estimates; market data as of 12-Mar-2021 | 1 Initial offer received on 19-Jan-2021, with subsequent increases on 18-Feb-2021 (twice), 02-Mar-2021, and 07-Mar-2021 and final offer received on 12-Mar-2021. | 2 Reflects VWAP from 01-Feb-2020 through 21-Feb-2020.

Tarsadia's claims are misguided, misleading and inappropriate

Tarsadia's Claims	Facts
× **Tarsadia Recasts Itself as a Change Agent to an Unresponsive Management Team**	✓ Misleading recollection of key events and meetings with Management ✓ Tarsadia has never expressed anything other than support for Management ✓ We believe Tarsadia now conjures newfound frustration with Management and the offer value to reimagine itself as a change agent all along ✓ Tarsadia's definitive proxy omits numerous interactions with Management and misrepresents Management's responses to Tarsadia ✓ Management seriously considered Tarsadia's proposals, including director nominations, up until a definitive merger agreement was signed
× **Tarsadia Believes an OpCo / PropCo Could Create Value and That This Strategy Has Not Been Considered Fully**	✓ OpCo / PropCo has been thoroughly reviewed by the Boards numerous times and rejected ✓ The Boards ran a process in 2018-2019 to assess a potential OpCo sale and determined it not to be in the best interest of shareholders after thorough negotiations ✓ Tarsadia's "white paper" idea of OpCo/PropCo via management-led buyout of OpCo is fraught with conflicts and bears little chance of resulting in any multiple uplift for the REIT, let alone the 2-3x multiple turn uplift Tarsadia assumes to arrive at their estimate of future value per share of only ~$20-23 ✓ Tarsadia's own proposal believed the Company's status quo plan was worth only $14.83 per share and an LBO would be worth only $15-19 per share ✓ The Current Transaction at $19.50 per share demonstrates superior value to both of those proposals and that Tarsadia's financial analyses are flawed
× **Tarsadia Valuation Claims are Flawed and Hypocritical**	✓ Over nine months of dialogue, not once did Tarsadia claim that the Company should trade at the multiples they are now conveniently applying to attack this transaction today ✓ In Tarsadia's "white paper," shared with the Company in October 2020, Tarsadia asserted that Extended Stay should be valued at 10x EBITDA, yet now argues the Company should be valued at EBITDA multiples more in line with luxury hotel brands and REITs (15-20x run-rate EBITDA) ✓ All of the transactions Tarsadia identified reflect luxury and upper upscale hotel companies, which bear no resemblance to STAY's assets ✓ STAY is a unique company that has no direct peers given its chain scale, asset type, paired share structure, and combined owner / operator nature
× **Tarsadia Asserts an Auction Process Would Lead to a Superior Outcome**	✓ The Boards have run multiple processes over the last 4 years; Blackstone and Starwood have consistently emerged as the only potential bidders ✓ **Since announcement and despite a low "break fee," not a single other potential buyer has expressed any interest in acquiring STAY** ✓ Auction processes are only value enhancing when the potential buyer universe is large and relative interest is unknown; neither of these apply to STAY
× **Tarsadia Believes It Has New Ideas to Unlock Value at STAY**	✓ Supporting Management's plan and announced asset sales is not a new strategy ✓ The proposed OpCo / PropCo is not a new strategy ✓ **Tarsadia was supportive of Management until the current transaction was announced; we believe its newfound frustration is disingenuous** ✓ **Tarsadia has been a seller above the offer value.** If Tarsadia was such a true believer in the standalone value of the company, why sell shares?
× **Tarsadia Believes the Non-Unanimous Vote Indicates Directors Were "Ignored" and "Brushed Aside"**	✓ Two dissenting directors issued a letter **directly rebutting Tarsadia's claims** and labelling them as "mischaracterized" ✓ **The lack of unanimity reflects best-in-class governance and a highly qualified board with independence and diversity of thought** ✓ As a result of the Company's intense and thorough debate, strong and diverse opinions are to be expected, particularly following a pandemic when views around valuation, operating outlook and risk tolerance may vary ✓ The Boards are proud of having created a forum for opposing views to be voiced, listened to and respected

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Tarsadia’s constantly shifting demands call into question its real motivations and credibility 1 3 5 7 9 Over-Emphasis on OpCo / PropCo Focus on Franchising Not a Long-Term Shareholder Fails to Understand the 43-page whitepaper centered around a highly Later suggested renewed Trying to Block Deal Tarsadia has been a risky, extremely complex, and assumption- franchising focus, inconsistent Company or the Boards Not merely seeking a shareholder for 12 months, Suggested that the Boards did not laden strategy on an alternative that has with previous suggestions to bump, but trying to block having first entered STAY in fully support the CEO, which was already been explored and deemed acquire additional hotels or sell Current Transaction entirely May 2020 entirely inaccurate unattractive by the Boards OpCo October November January February March April Q2 2020 Q3 2020 2020 2020 2021 2021 2021 2021 2 4 6 8 10 Irresponsible Timing for Unhelpful eller Above Offer Value Asset Acquisitions Nomination of Three Directors Levered Share Repurchase Also suggested acquiring assets Operational Suggestions Suggested the need for new Sold shares above the offer Amidst the pandemic, suggested taking Fixated on low-likelihood day-to- value on April 14-15, which is from Starwood post OpCo / Directors when the Company has on debt to repurchase shares—ill-timed day operational changes, e.g., surprising given their PropCo split, an additional layer appointed 6 new members in past 4 and inappropriate as the Company was suggested reaching out to Biden alleged belief in the of highly risky, capital-intensive, years and even after the Company trying to conserve capital and had to administration to turn STAY assets standalone value of the and expensive complexity reiterated Boards’ full support of CEO furlough staff into vaccination sites Company Tarsadia has a track record of misguided ideas regarding the best course of action for STAY, which continues to this day

Tarsadia has yet to offer any proposal providing a more attractive path forward than the Current Transaction

Tarsadia has presented multiple (and often contradictory) ideas to management, but has failed to explain an alternative to the Current Transaction that is new or would otherwise yield greater value to shareholders on a time- and risk-adjusted basis

Levered Recapitalization

- Despite the ongoing pandemic and need to preserve capital and flexibility, Tarsadia suggested that STAY should materially increase leverage in order to buy back shares and maintain an elevated long-term leverage target of 5.0-5.5x vs. the Company's widely supported 3.5-4.0x leverage target

Multiple Iterations of OpCo / PropCo

- Presented a 43-page white paper outlining a variety of risky, complex, and governance-challenged OpCo / PropCo alternatives
- Primary option presented assumed management buyout of OpCo, which creates conflicts
- All of the discussed options present significant operational and governance concerns and were considered unattractive and ill-advised by the Boards particularly given their stance on a significant PropCo multiple re-rate

Asset Acquisitions

- Tarsadia has suggested acquiring additional assets and portfolios, despite the need to conserve cash during a pandemic and subsequent suggestions to sell assets
- Tarsadia's thesis around asset and portfolio acquisitions was reviewed and determined to be highly challenging to execute

Unhelpful Operational Suggestions

- Despite advocating for a management buyout of OpCo, Tarsadia also subsequently suggested that STAY should focus on growing its franchising business, which the Company was already doing
- Tarsadia has also made confusing suggestions on how STAY should run its day to day operations, including repurposing hotels as vaccination sites

30

Tarsadia’s October 2020 “white paper” valued the Company at well below the transaction price of $19.50 Despite Tarsadia’s current claims about potential long term value as a standalone company, its own white paper valued the Company at 10x EBITDA, implying $14.83 on a standalone basis and only $17 on a LBO basis Own Analysis Suggested an LBO of $17 Believed Status Quo Company was Only Worth $14.83 Per Share or ~13% Worse Than What Current Transaction Offers Tarsadia’s analysis failed to even fathom the Current Transaction price of $19.50 / sh

Tarsadia’s selected precedent transactions are not comparable Tarsadia’s reliance on luxury hotel company transactions—significantly different businesses from Extended Stay—constitutes a flawed comp set for STAY Luxury / Economy and Extended Stay Predominantly Paired Share Date Buyers / Target Upper Upscale Midscale Assets Assets Owned Brands Owned Real Estate Structure

Tarsadia’s public company comparables analysis is overly broad and not comparable to STAY STAY’s historic under-valuation, relatively COVID-resilient financial performance, unique corporate structure, asset profile, and fundamentally different business suggest Tarsadia’s broad comp universe is of little relevance for a public comparables valuation analysis REIT / C-Corp / Paired Share Number of Owned Assets Number of Managed / Franchised Assets Midscale Focus % EBITDA Decline (2020 vs. 2019) % EBITDA Decline (2021E vs. 2019) 1Y Pre-COVID NTM Multiple 5Y Pre-COVID NTM Multiple Source: Bloomberg, Capital IQ, IBES; market data as of 12-Mar-2021 | Note: Asset counts as of Q4 2020. Pre-COVID reflect periods before 21-Feb-2020, respectively. | 1 Reflects Tarsadia’s suggested “comp” set. | 2 Per Marriott and Hilton public disclosures, reflects owned and leased hotels, the substantial majority of which are non-U.S. leased assets.

contrary to Tarsadia’s claims, dissenting directors have publicly affirmed strength of process STAY’s two dissenting directors issued a letter emphasizing their support for the Boards’ best-in-class deliberative process, directly contradicting Tarsadia’s assertion that they were “ignored” and “brushed aside” “There were robust discussions of the transaction and all board members shared their views in a manner that was comprehensive. We simply came to a different conclusion than our colleagues.” “Our experience in the Extended Stay boardroom has been marked by thoughtful and robust discussion with a board culture that encourages dissenting opinions… An absence of unanimity, in our opinions, is a testament to the rigorous debate and process of the discussions of the Boards, as well as clear indication of the independence of the various directors.” “Nine other thoughtful, experienced, and qualified directors reviewed the same facts we did, considered various outcomes for the future and came to a different conclusion. We respect their views, just as they respect ours.”

key reminders about the transaction ïƒ¼Extended Stay shares were at a multi-year high factoring in post-pandemic recovery and strategic initiatives at the time the Boards approved the transactionïƒ¼Cash offer of $19.50 provides certain value to STAY shareholders at a 50%+ premium to its pre-pandemic share price and EBITDA multiples the Company has seldom, if ever, reached ïƒ¼Transaction valuation (as measured by both EBITDA multiples and price per key) is consistent with prior cycle highs, despite weaker 2020-2021 operating performance due to the pandemicïƒ¼Shareholders would have to believe, with 100% confidence, that the standalone plan would be achieved and result in a near 2x long-term EBITDA multiple re-rating in order to rationally favor the standalone path ïƒ¼Boards evaluated strategic alternatives for Extended Stay on multiple occasions since 2017, providing extensive knowledge of buyer universe and value-creating alternatives ïƒ¼The management and Boards, with their thorough understanding of the upside potential and complexities to achieving the standalone plan, support this sale to Blackstone and Starwoodïƒ¼Rigorous negotiation process with Blackstone and Starwood drove 5 price bumps over a 2-month period resulting in best-and-final offer at $19.50 ïƒ» We believe that Tarsadia has demonstrated that it scarcely understands Extended Stay’s business, is deeply forgetful in its recollection of engagement with Extended Stay, and has no new or credible ideas to drive incremental value creationïƒ» A vote for Tarsadia’s agenda is a vote against the opportunity to create immediate and certain shareholder value vote “FOR” on the WHITE proxy card to secure your $19.50 per share in cash disclosure information This presentation contains certain statements that constitute “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts included in this presentation may be forward-looking, including statements regarding, among other things, the ability of Extended Stay America, Inc. and ESH Hospitality, Inc. (together, the “Companies”) to meet their debt service obligations, future capital expenditures (including future acquisitions and hotel renovation programs), their distribution policies, their development, growth and franchise opportunities, anticipated benefits or use of proceeds from dispositions, their plans, objectives, goals, beliefs, business strategies, business conditions, results of operations, financial position and business outlook, business trends and future events, including the COVID-19 pandemic, its effects on the foregoing, government actions taken in response to the COVID-19 pandemic and actions that the Companies have taken or plan to take in response to the pandemic and such effects. When used in this presentation, the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon the Companies’ management’s current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond their control. There can be no assurance that management’s expectations, beliefs, estimates and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond the Companies’ control, that could cause their actual results to differ materially from the forward-looking statements contained in this presentation. The potential risks and uncertainties include, among others, the possibility that Extended Stay America, Inc. may be unable to obtain required stockholder approval or that other conditions to closing the proposed mergers may not be satisfied, such that the proposed mergers will not close or that the closing may be delayed; general economic conditions; the proposed mergers may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the Companies; the outcome of any legal proceedings related to the proposed mergers; and the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. For more details on these and other potential risks and uncertainties, please refer to the definitive joint proxy statement with respect to the proposed transaction filed by the Companies with the Securities and Exchange Commission (the “SEC”) on April 26, 2021 and the other documents that the Companies file with the SEC. All forward-looking statements speak only as of the date of this presentation or, in the case of any document incorporated by reference, the date of that document. The Companies are under no duty to update any of the forward-looking statements after the date of this presentation to conform to actual results, except as required by applicable law. This presentation includes certain non-GAAP financial measures, including Hotel Operating Profit, Hotel Operating Margin, EBITDA, Adjusted EBITDA, Funds from Operations (“FFO”), Adjusted Funds From Operations (“Adjusted FFO”), Adjusted FFO per diluted Paired Share, Paired Share Income, Adjusted Paired Share Income and Adjusted Paired Share Income per diluted Paired Share. These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with U.S. GAAP. Please refer to the Appendix of this presentation for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. GAAP, and to the Companies’ combined annual report on Form 10-K filed with the SEC on February 25, 2021 for definitions of these non-GAAP measures. This presentation includes certain operating metrics presented on a comparable system-wide basis. The term “Comparable system-wide” refers to hotels operated under the Extended Stay America brand, including those owned, franchised or managed by the Companies, for each of the full three and twelve months ended December 31, 2020 and 2019. For franchised or managed hotels, the Companies earn certain fees based on a percentage of hotel revenues.

Appendix

non-GAAP reconciliation of net income to EBITDA and adjusted EBITDA

for the years ended December 31, 2020, 2019, 2018, 2017, 2016, and 2015 | ($ in thousands)

	2020	2019	2018	2017	2016	2015
Net income	$ 96,256	$ 165,138	$ 211,756	$ 172,188	$ 163,352	$ 283,022
Interest expense, net	130,133	127,764	124,870	129,772	164,537	137,782
Income tax (benefit) expense	(24,500)	29,315	42,076	59,514	34,351	76,536
Depreciation and amortization	206,013	197,400	209,329	229,216	221,309	203,897
EBITDA	**$ 407,902**	**$ 519,617**	**$ 588,031**	**$ 590,690**	**$ 583,549**	**$ 701,237**
Equity-based compensation	6,510	6,913	7,724	7,552	12,000	10,500
Impairment of long-lived assets	1,095	2,679	43,600	25,169	9,828	9,011
Gain on sale of hotel properties, net	(52,525)	-	(42,478)	(9,973)	-	(130,894)
System services loss, net[1]	2,180	-	-	-	-	-
Other expense[2]	8,936	5,829	2,860	9,467	10,281	13,227
Adjusted EBITDA	**$ 374,098**	**$ 535,038**	**$ 599,737**	**$ 622,905**	**$ 615,658**	**$ 603,081**

[1] In light of the growth of our franchise business and in order to enhance comparability, effective January 1, 2020, the Company adopted the practice of other lodging companies with franchise businesses of excluding system services (profit) loss, net from Adjusted EBITDA; no adjustments have been made to prior period results. System services loss, net for the years ended December 31, 2019 and 2018 was $2.2 million and $0.7 million, respectively, and $0 for all other years presented. | [2] Includes loss on disposal of assets, non-operating expense (income), including mark-to-market impact of interest rate hedges and foreign currency transaction costs, and certain costs associated with acquisitions, dispositions and capital transactions. Loss on disposal of assets totaled $9.0 million, $6.1 million, $3.4 million, $8.6 million, $10.7 million and $9.3 million, respectively.

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historical and projected summary of financials



RevPAR
$46
$49
$50
$53
$52
$44
$48
$52
$57
$59
$60
2015A
2016A
2017A
2018A
2019A
2020A
2021E
2022E
2023E
2024E
2025E



Total Revenue ($m)
$1,285
$1,271
$1,283
$1,262
$1,202
$1,027
$1,134
$1,223
$1,339
$1,386
$1,433
+19% vs. 2019
+12% vs. 2015
2015A
2016A
2017A
2018A
2019A
2020A
2021E
2022E
2023E
2024E
2025E



ADR
$62
$66
$67
$70
$68
$60
$63
$69
$74
$76
$78
2015A
2016A
2017A
2018A
2019A
2020A
2021E
2022E
2023E
2024E
2025E



Adjusted EBITDA ($m)
$603
$616
$623
$600
$535
$374
$434
$506
$588
$612
$636
+19% vs. 2019
+5% vs. 2015
2015A
2016A
2017A
2018A
2019A
2020A
2021E
2022E
2023E
2024E
2025E



Occupancy
74%
74%
75%
76%
77%
73%
77%
75%
77%
77%
77%
2015A
2016A
2017A
2018A
2019A
2020A
2021E
2022E
2023E
2024E
2025E



Same-Store Property EBITDA / Key ($000's)¹
$ 9.9
$ 10.5
$ 10.8
$ 10.7
$ 10.1
$ 7.4
$ 8.3
$ 9.3
$ 10.6
$ 10.9
$ 11.3
+12% vs. 2019
+14% vs. 2015
2015A
2016A
2017A
2018A
2019A
2020A
2021E
2022E
2023E
2024E
2025E

[1] Reflects hotels opened as of 01-Jan-2015 but excluding those hotels subsequently sold and four TX hotels under contract to sell (545 hotels total).

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